Exhibit 10.34.1
October 13, 2020

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Rd
Tarrytown, NY 10591

Attention:
Subject:    Modification No. 01 to Project Agreement No. 01; MCDC2008-005
Reference:    MCDC Base Agreement No. 2020-504
Dear    :

In accordance with the terms and conditions of the referenced MCDC Base Agreement, Modification No. 01 hereby amends the Project Agreement No. 01 as follows:

DESCRIPTION OF MODIFICATION

1)The Technical and Administrative Representatives clause of the Project Agreement is hereby amended to read as indicated in bold below:

9. TECHNICAL AND ADMINISTRATIVE REPRESENTATIVES
The following technical and contractual representatives of the Parties are hereby designated for this Project Agreement.
Either party may change their designated representatives by written notification to the other.

MCDC CMF Contractual Representative:
MCDC Contracts
Advanced Technology International
315 Sigma Drive
Summerville, SC 29486
Email:
Phone:

Government Technical Representatives:
Agreements Officer Representative (AOR):	Alternate AOR:

Email:	Email:
Phone:	Phone:

Project Agreement Holder’s Representatives:
Technical Representative:	Contractual Representative:

777 Old Saw Mill River Rd	777 Old Saw Mill River Rd
Tarrytown, NY 10591	Tarrytown, NY 10591
Email:	Email:
Phone:	Phone:

2) The Attachments clause of the Project Agreement is hereby amended to read as indicated in bold below:

12. ATTACHMENTS
Attachments listed herein are hereby incorporated by reference into this Project Agreement.
A.Statement of Work, "Large-Scale Manufacturing of Antibodies Directed to SARS-CoV-2"
B.Report Requirements
C.Technical Direction Letter (TDL) RPP-20-08 Regeneron
D.Prohibition on the Use of Certain Telecommunications and Video Surveillance Services or Equipment

3) Attachment D, Prohibition on the Use of Certain Telecommunications and Video Surveillance Services or Equipment is hereby incorporated as attached herein.

Except as provided herein, all Terms and Conditions of the referenced MCDC Base Agreement, Project Agreement, and preceding modifications remain unchanged and in full force and effect.

The Project Agreement Holder is required to sign this document and return to Advanced Technology International to finalize this action.

Regeneron Pharmaceuticals, Inc.	Advanced Technology International

By: /s/ Robert Landry___________________________	By: /s/_____________________________

Name: Robert Landry___________________________	Name:_____________________________

Title: Executive Vice President, Chief Financial Officer	Title:______________________________

Date: November 12, 2020_________________________	Date: Nov 12 2020____________________

Attachment D
Prohibition on Contracting for Certain Telecommunications and Video
Surveillance Services or Equipment
Incoporated via Modification No. 01

This page intentionally left blank. See separate document for Attachment D.

Attachment D

Prohibition on the Use of Certain Telecommunications and Video Surveillance Services or Equipment.

This Article is to ensure compliance with Section 889 of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232).

Based on the information provided below, the Government may be unable to enter into a new project agreement, exercise an option under an existing project, bilaterally modify a project agreement to extend the term of a project, execute an additional phase, or incrementally fund an existing project with the Member.

A.Definitions

Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

Covered foreign country means The People’s Republic of China.

Covered telecommunications equipment or services means–

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) For the purpose of public safety, security of Government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the Government of a covered foreign country.

Critical technology means–

(1) Defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled-

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another's network to hand off traffic where it is ultimately delivered (e.g., connection of a customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity's possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third-party audit.

Roaming means cellular communications services (e.g., voice, video, data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

B.Prohibition

(1) The Member is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless the Member is providing (i) a service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or (ii) telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles, or the covered telecommunication equipment or services. A waiver, for a period not exceeding August 13, 2021, may be requested.

(2) The Member acknowledges and accepts that the Government is prohibited from entering into a new project agreement, exercising an option under an existing project, bilaterally modifying the project agreement to extend the term of a project, executing an additional phase, incrementally funding an existing project with the member or with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (b)(1) of this article applies, regardless of whether that use is in performance of work under a Federal contract or agreement.

C.Certification (to be completed upon Agreements Officer Request)

The Member shall review the list of excluded parties in the System for Award Management (SAM) (https://www.sam.gov) for entities excluded from receiving federal awards for “covered telecommunications equipment or services.”

Based on that review:

(1)□ The Member certifies that it does □ does not □ provide covered telecommunications equipment or services as a part of its offered products or services to the Government in the performance of any contract, subcontract, other transaction agreement, or other contractual instrument.

(2)If the Member does provide covered telecommunications equipment or services as a part of its offered products or services to the Government in the performance of any contract, subcontract, other transaction agreement, or other contractual instrument as described in paragraph (c)(1), the Member certifies that it will □ will not □ provide covered telecommunications equipment or services to the Government in the performance of any contract, subcontract, other transaction agreement, or other contractual instrument resulting from this solicitation. If the Member will provide covered telecommunications equipment or services to the Government in the performance of any contract, subcontract, other transaction agreement, or other contractual instrument resulting from this solicitation (C)(2), the Member shall provide the additional disclosure information required at paragraph (D)(1) of this Article.

(3)The Member certifies, after conducting a reasonable inquiry, for purposes of this certification, that it does □ does not □ use covered telecommunications equipment or services, or use any equipment, system, or service that uses covered telecommunications equipment or services. If the Member does use covered telecommunications equipment or services, or use any equipment, system, or service that uses covered telecommunications equipment or services as described under this paragraph (C)(3), the Member shall provide the additional disclosure information required at paragraph (D)(2) of this Article.

D.Disclosures

(1) Disclosure for the certification in paragraph (C)(2) of this Article. If the Member does provide covered telecommunications equipment or services to the Government in the performance of any contract, subcontract, other transaction agreement, or other contractual instrument in in paragraph (C)(2) of this provision, the Member shall provide the following information:

(i) For covered equipment—

a)The entity that produced the covered telecommunications equipment (include entity name, unique entity identifier, Commercial and Government Entity (CAGE) code, and whether the entity was the Original Equipment Manufacturer (OEM) or a distributor, if known);
b)A description of all covered telecommunications equipment offered (include brand; model number, such as OEM number, manufacturer part number, or wholesaler number; and item description, as applicable); and
c)Explanation of the proposed use of covered telecommunications equipment and any factors relevant to determining if such use would be permissible under the prohibition in paragraph (B)(1) of this Article.

(ii) For covered services—

a)If the service is related to item maintenance: A description of all covered telecommunications services offered (include on the item being maintained: Brand; model number, such as OEM number, manufacturer part number, or wholesaler number; and item description, as applicable); or
b)If not associated with maintenance, the Product Service Code (PSC) of the service being provided; and explanation of the proposed use of covered telecommunications services and any factors relevant to determining if such use would be permissible under the prohibition in paragraph (B)(1) of this Article.

(2) If the Member does use covered telecommunications equipment or services, or use any equipment, system, or service that uses covered telecommunications equipment or services in in paragraph (C)(3) of this Article, the Member shall provide the following information:

(i) For covered equipment—

a)The entity that produced the covered telecommunications equipment (include entity name, unique entity identifier, CAGE code, and whether the entity was the OEM or a distributor, if known);
b)A description of all covered telecommunications equipment offered (include brand; model number, such as OEM number, manufacturer part number, or wholesaler number; and item description, as applicable); and
c)Explanation of the proposed use of covered telecommunications equipment and any factors relevant to determining if such use would be permissible under the prohibition in paragraph (B)(2) of this Article.

(ii) For covered services—

a)If the service is related to item maintenance: A description of all covered telecommunications services offered (include on the item being maintained: Brand; model number, such as OEM number, manufacturer part number, or wholesaler number; and item description, as applicable); or

b)If not associated with maintenance, the PSC of the service being provided; and explanation of the proposed use of covered telecommunications services and any factors relevant to determining if such use would be permissible under the prohibition in paragraph (B)(2) of this Article.

E.Reporting Requirement

(1) In the event the Member identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during agreement performance, or the Member is notified of such by a subcontractor at any tier or by any other source, the Member shall report the information in paragraph (E)(2) of this Article to the Agreements Officer and to the Department of Defense website at https://dibnet.dod.mil. The Member must notify the CMF that a report has been made.

(2) The Member shall report the following information pursuant to paragraph (E)(1) of this clause:

(i) Within one (1) business day from the date of such identification or notification: the agreement number; the order number(s), if applicable; supplier name; supplier unique entity identifier (if known); supplier CAGE code (if known); brand; model number (original equipment manufacturer number, manufacturer part number, or wholesaler number); item description; and any readily available information about mitigation actions undertaken or recommended.

(ii) Within ten (10) business days of submitting the information in paragraph (E)(2)(i) of this clause: any further available information about mitigation actions undertaken or recommended. In addition, the Member shall describe the efforts it undertook to prevent use or submission of covered telecommunications equipment or services, and any additional efforts that will be incorporated to prevent future use or submission of covered telecommunications equipment or services.

F.Subcontracts

The Member shall insert the substance of this article, including this paragraph (F) and excluding paragraph (B)(2), in all subcontracts and other contractual instruments, including subcontracts for the acquisition of commercial items.